EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES 2016 EARNINGS; EXPECTS DOUBLE DIGIT
EARNINGS GROWTH IN 2017

Highlights

•	Net income per share of $2.55
•	Adjusted net income per share of $2.77
•	Cash from operations of $394.6 million, or $6.55 per share
•	Free cash flow of $179.9 million, or $2.99 per share
•	Commercialized new metal container facility and two new plastic container facilities
•	Increased cash dividend per share by 6 percent
•	Completed tender offer for $269.4 million of stock
•	Announced agreement to acquire Dispensing Systems business

STAMFORD, CT, January 31, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported full year 2016 net income of $153.4 million, or $2.55 per diluted share, as compared to full year 2015 net income of $172.4 million, or $2.81 per diluted share.

"In 2016, we posted adjusted net income per diluted share of $2.77 and free cash flow of $179.9 million and positioned the Company for further shareholder value creation," said Tony Allott, President and CEO.  "Our closures business once again delivered record operating income in 2016, as it continued to improve manufacturing efficiencies and benefitted from a robust U.S. beverage market due in large part to hot weather conditions across the country.  As expected, our metal and plastic

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SILGAN HOLDINGS
January 31, 2017

container businesses were impacted throughout the year by the footprint optimization programs which included the commercialization of three new manufacturing facilities.  The Company is in a good position to reap the benefits of these efforts in 2017 and beyond," continued Mr. Allott.   "As a result, we expect to deliver double digit earnings growth in 2017, with adjusted net income per diluted share for 2017 in a range of $3.15 to $3.35.  We also expect free cash flow for 2017 to be approximately $220 million or $3.96 per diluted share.  These estimates do not include any impact from the pending acquisition of the Dispensing Systems business," concluded Mr. Allott.

Adjusted net income per diluted share was $2.77 for the full year 2016, after adjustments increasing net income per diluted share by $0.22.  Adjusted net income per diluted share was $2.97 for the full year 2015, after adjustments increasing net income per diluted share by $0.16.  A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

The Company delivered net cash provided by operating activities of $394.6 million in 2016 as compared to $335.7 million in 2015.  Free cash flow improved $62.5 million to $179.9 million in 2016 as compared to $117.4 million in 2015, due primarily to lower capital spending and working capital improvements. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to "free cash flow," a Non-GAAP financial measure which adjusts net cash provided by operating activities for capital expenditures and changes in outstanding checks.

Net sales for the full year of 2016 were $3.6 billion, a decrease of $151.1 million, or 4.0 percent, as compared to 2015.  This decrease was the result of lower net sales in all of our businesses, each of which was unfavorably impacted by the pass through of lower raw material costs.

Income from operations for 2016 was $299.7 million, a decrease of $20.1 million, or 6.3 percent, as compared to $319.8 million for 2015, and operating margin decreased to 8.3 percent from 8.5 percent over the same periods.  The decrease in income from operations was the result of a decrease in income from operations in the metal and plastic container businesses, partially offset by an increase in income from operations in the closures business.  Rationalization charges were $19.1 million and $14.4 million in 2016 and 2015, respectively.  Costs attributed to announced acquisitions were $1.4 million in 2016.

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SILGAN HOLDINGS
January 31, 2017

Interest and other debt expense for 2016 was $67.8 million, an increase of $0.9 million as compared to 2015 due primarily to higher weighted average interest rates.

The effective tax rate for 2016 was 33.9 percent as compared to 31.8 percent for 2015.  The 2015 effective tax rate was favorably impacted primarily by higher income in more favorable tax jurisdictions and the ability to fully recognize benefits in 2015 from the legislative extension of certain U.S. tax provisions.

Metal Containers

Net sales of the metal container business were $2.27 billion in 2016, a decrease of $93.4 million, or 3.9  percent, as compared to 2015.  This decrease was primarily a result of the pass through of lower raw material and other manufacturing costs and a shift in sales mix to smaller sizes.

Income from operations of the metal container business in 2016 was $214.7 million, a decrease of $21.7 million as compared to $236.4 million in 2015, and operating margin decreased to 9.5 percent from 10.0 percent over the same periods.  The decrease in income from operations was primarily due to higher rationalization charges, the unfavorable impact from the contractual pass through to customers of indexed deflation, the unfavorable impact from a reduction in inventories in the current year as compared to an increase in inventories in the prior year, start-up costs for the new manufacturing facility and a less favorable mix of products sold, partially offset by better operating performance.  Rationalization charges were $12.1 million in 2016.

Closures

Net sales of the closures business were $797.1 million in 2016, a decrease of $7.9 million, or 1.0 percent, as compared to $805.0 million in 2015.  This decrease was primarily the result of the pass through of lower raw material costs, partially offset by an increase in unit volumes of approximately 3 percent.   The increase in unit volumes was primarily due to strong demand from U.S. beverage markets.

Income from operations of the closures business for 2016 increased $8.0 million to $99.8 million as compared to $91.8 million in 2015, and operating margin increased to 12.5 percent from 11.4 percent over the same periods.  The increase in income from operations was primarily due to higher unit

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SILGAN HOLDINGS
January 31, 2017

volumes, improved manufacturing efficiencies and lower rationalization charges, partially offset by the unfavorable impact from the lagged pass through of changes in resin costs as compared to the favorable impact in the prior year.  Rationalization charges were $0.6 million and $1.7 million in 2016 and 2015, respectively.

Plastic Containers

Net sales of the plastic container business were $543.9 million in 2016, a decrease of $49.8 million, or 8.4 percent, as compared to $593.7 million in 2015.  This decrease was principally due to lower unit volumes of approximately 3 percent primarily as a result of the continued rebalancing of the customer portfolio in conjunction with the footprint optimization program, the pass through of lower raw material costs and the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business was $5.2 million, a decrease of $2.6 million as compared to $7.8 million in 2015, and operating margin decreased to 1.0 percent from 1.3 percent over the same periods.  The decrease in income from operations was primarily attributable to start-up costs for the new manufacturing facilities, lower unit volumes, the favorable impact in the prior year from the lagged pass through of decreases in resin costs and foreign currency transaction gains in the prior year, partially offset by lower rationalization charges and better operating performance later in the year.  Rationalization charges were $6.4 million and $12.7 million in 2016 and 2015, respectively.

Fourth Quarter

The Company reported net income for the fourth quarter of 2016 of $23.7 million, or $0.41 per diluted share, as compared to net income for the fourth quarter of 2015 of $26.5 million, or $0.44 per diluted share.  Adjusted net income per diluted share for the fourth quarter of 2016 was $0.48, after adjustments increasing net income per diluted share by $0.07.  Adjusted net income per diluted share for the fourth quarter of 2015 was $0.48, after adjustments increasing net income per diluted share by $0.04.

Net sales for the fourth quarter of 2016 decreased $23.7 million, or 2.9 percent, to $805.9 million as compared to $829.6 million for the fourth quarter of 2015.  This decrease was primarily due to the pass through of lower raw material and other costs in the metal container and closures businesses, a less favorable mix of products sold in the metal and plastic container businesses and the impact of

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SILGAN HOLDINGS
January 31, 2017

unfavorable foreign currency translation in the metal container and closures businesses, partially offset by an increase in unit volumes of approximately 1 percent in each of the metal and plastic container businesses.

Income from operations for the fourth quarter of 2016 was $52.2 million, a decrease of $0.3 million as compared to $52.5 million for the fourth quarter of 2015, while operating margin increased to 6.5 percent from 6.3 percent over the same periods.  Income from operations declined primarily due to a decrease in the metal container business which was unfavorably impacted by a reduction in inventories in the current year as compared to an increase in inventories in the prior year, higher rationalization charges, a less favorable mix of products sold and the contractual pass through to customers of indexed deflation.  These decreases were mostly offset by better operating performance in each of the businesses and higher unit volumes in the metal and plastic container businesses.   Rationalization charges were $5.1 million and $3.6 million in the fourth quarters of 2016 and 2015, respectively.  Costs attributed to announced acquisitions were $1.4 million in 2016.

The effective tax rate for the fourth quarter of 2016 was 32.4 percent as compared to 26.2 percent for the fourth quarter of 2015.  The effective tax rate for 2015 was favorably impacted primarily by the ability to fully recognize benefits from the legislative extension of certain U.S. tax provisions during the quarter and higher income in more favorable tax jurisdictions.

Outlook for 2017

The Company currently estimates that its adjusted net income per diluted share for the full year 2017 will be in the range of $3.15 to $3.35, as compared to adjusted net income per diluted share for the full year of 2016 of $2.77.  This estimate does not include any impact from the pending acquisition of the Dispensing Systems business, which is expected to close late in the first quarter of 2017.  In addition, adjusted net income per diluted share excludes rationalization charges and costs attributed to announced acquisitions.

Net sales in the metal container business are expected to increase in 2017 as compared to 2016 primarily due to the pass through of higher raw material costs.  Income from operations in the metal container business is expected to benefit from more efficient operations with a full year of commercial production in the new manufacturing facility and lower transportation and logistics costs, partially
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SILGAN HOLDINGS
January 31, 2017

offset by higher depreciation expense, the unfavorable impact from the contractual pass through to customers of indexed deflation and the unfavorable impact from a further reduction in inventories.  Net sales in the closures business are expected to increase in 2017 as compared to 2016 primarily as a result of the pass through of higher raw material costs.  Volume is expected to be flat in 2017 as compared to 2016 which experienced record U.S. single-serve beverage volumes as a result of extended hot weather.  Income from operations in the closures business is expected to increase in 2017 over another record operating income in 2016 primarily as a result of increased manufacturing efficiencies.  Net sales in the plastic container business are expected to increase in 2017 as compared to the prior year as a result of modest volume growth. Income from operations in the plastic container business is expected to benefit from the footprint optimization efforts in 2016 and modest volume growth.

The Company expects interest expense to increase in 2017 due to higher weighted average interest rates and higher average outstanding debt balances due to the shares repurchased in the tender offer completed in the fourth quarter of 2016.

The Company expects the effective tax rate for 2017 to be approximately 33.5 percent as compared to 33.9 percent in 2016.

The Company currently estimates that free cash flow in 2017 will be approximately $220 million as compared to $179.9 million in 2016.

For the first quarter of 2017, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.48 to $0.58. This estimate does not include any impact from the pending acquisition of the Dispensing Systems business, which is expected to close late in the first quarter of 2017.   In addition, adjusted net income per diluted share excludes rationalization charges and costs attributed to announced acquisitions.  Adjusted net income per diluted share was $0.45 in the first quarter of 2016.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2016 at 11:00 a.m. eastern time on February 1, 2017.  The toll free number for those in

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January 31, 2017

the U.S. and Canada is 877-852-6579, and the number for international callers is 719-325-4915.  For those unable to listen to the live call, a taped rebroadcast will be available through February 15, 2017.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 3998619.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2016	2015	2016	2015

Net sales	$805.9	$829.6	$3,612.9	$3,764.0

Cost of goods sold	695.9	716.5	3,079.4	3,209.9

Gross profit	110.0	113.1	533.5	554.1

Selling, general and administrative expenses	52.7	57.0	214.7	219.9

Rationalization charges	5.1	3.6	19.1	14.4

Income from operations	52.2	52.5	299.7	319.8

Interest and other debt expense	17.1	16.5	67.8	66.9

Income before income taxes	35.1	36.0	231.9	252.9

Provision for income taxes	11.4	9.5	78.5	80.5

Net income	$23.7	$26.5	$153.4	$172.4

Earnings per share:
Basic net income per share	$0.41	$0.44	$2.56	$2.83
Diluted net income per share	$0.41	$0.44	$2.55	$2.81

Cash dividends per share	$0.17	$0.16	$0.68	$0.64

Weighted average shares (000's):
Basic	58,078	60,425	59,866	61,021
Diluted	58,496	60,750	60,249	61,306

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2016	2015	2016	2015
Net sales:
Metal containers	$491.5	$507.3	$2,271.9	$2,365.3
Closures	182.5	184.0	797.1	805.0
Plastic containers	131.9	138.3	543.9	593.7
Consolidated	$805.9	$829.6	$3,612.9	$3,764.0

Income from operations:
Metal containers (a)	$33.2	$41.4	$214.7	$236.4
Closures (b)	21.6	18.6	99.8	91.8
Plastic containers (c)	3.4	(3.6)	5.2	7.8
Corporate (d)	(6.0)	(3.9)	(20.0)	(16.2)
Consolidated	$52.2	$52.5	$299.7	$319.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
 (Dollars in millions)
	2016	2015
Assets:
Cash and cash equivalents	$24.7	$99.9
Trade accounts receivable, net	288.2	281.0
Inventories	603.0	628.1
Other current assets	46.3	36.1
Property, plant and equipment, net	1,157.0	1,125.4
Other assets, net	1,030.2	1,022.2
Total assets	$3,149.4	$3,192.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$644.7	$628.9
Current and long-term debt	1,561.6	1,513.5
Other liabilities	473.7	411.1
Stockholders' equity	469.4	639.2
Total liabilities and stockholders' equity	$3,149.4	$3,192.7

(a)	Includes rationalization charges of $3.7 million and $12.1 million for the fourth quarter and year ended December 31, 2016, respectively.
(b)
Includes rationalization charges of $0.1 million and $0.3 million for the fourth quarters of 2016 and 2015, respectively, and $0.6 million and $1.7 million for the years ended December 31, 2016 and 2015, respectively.

(c)
Includes rationalization charges of $1.3 million and $3.3 million for the fourth quarters of 2016 and 2015, respectively, and $6.4 million and $12.7 million for the years ended December 31, 2016 and 2015, respectively.

(d)	Includes costs attributed to announced acquisitions of $1.4 million for the fourth quarter and full year ended December 31, 2016.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2016	2015

Cash flows provided by (used in) operating activities:
Net income	$153.4	$172.4
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	147.2	146.3
Rationalization charges	19.1	14.4
Other	58.0	(1.2)
Other changes that provided (used) cash, net
of effects from acquisitions:
Trade accounts receivable, net	(10.9)	12.3
Inventories	20.0	(97.6)
Trade accounts payable and other changes, net	7.8	89.1
Net cash provided by operating activities	394.6	335.7

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	-	(0.7)
Capital expenditures	(191.9)	(237.3)
Proceeds from asset sales	11.6	0.9
Net cash used in investing activities	(180.3)	(237.1)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(40.9)	(39.7)
Changes in outstanding checks - principally vendors	(22.8)	19.0
Shares repurchased under authorized repurchase program	(277.3)	(170.1)
Net borrowings (repayments) and other financing activities	51.5	(30.5)
Net cash used in financing activities	(289.5)	(221.3)

Cash and cash equivalents:
Net decrease	(75.2)	(122.7)
Balance at beginning of year	99.9	222.6
Balance at end of year	$24.7	$99.9

Interest paid, net	$65.5	$64.0
Income taxes paid, net of refunds	58.1	49.7

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2016	2015	2016	2015

Net income per diluted share as reported	$0.41	$0.44	$2.55	$2.81

Adjustments:
Rationalization charges	0.05	0.04	0.20	0.16
Costs attributed to announced acquisitions	0.02	-	0.02	-
Adjusted net income per diluted share	$0.48	$0.48	$2.77	$2.97

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2017	High 2017	2016	Low 2017	High 2017	2016

Net income per diluted share as estimated for 2017 and as reported for 2016	$0.47	$0.57	$0.44	$3.14	$3.34	$2.55

Adjustments:
Rationalization charges	0.01	0.01	0.01	0.01	0.01	0.20
Costs attributed to announced acquisitions (2)	-	-	-	-	-	0.02
Adjusted net income per diluted share as estimated for 2017 and presented for 2016	$0.48	$0.58	$0.45	$3.15	$3.35	$2.77

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions, except per share data)

    Table C

	2016	2015

Net cash provided by operating activities	$394.6	$335.7

Capital expenditures	(191.9)	(237.3)
Changes in outstanding checks	(22.8)	19.0
Free cash flow	$179.9	$117.4

Net cash provided by operating activities per diluted share	$6.55	$5.48

Free cash flow per diluted share	$2.99	$1.91

Weighted average diluted shares (000's)	60,249	61,306

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges and costs attributed to announced acquisitions from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Acquisition costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributed to announced acquisitions have not been estimated for future periods.

(3)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company's management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.